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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), dated July 31, 1996, by and between CORESTAFF, INC., a Delaware corporation ("Employer"), and AUSTIN P. YOUNG ("Employee").


                              W I T N E S S E T H:

         WHEREAS, Employer desires to retain the services of Employee as the Executive Vice President of Finance and Administration of Employer; and

         WHEREAS, Employer considers the employment of Employee pursuant to the terms of this Agreement to be in the best interests of Employer and its equity holders and wishes to assure that Employee serves Employer on an objective and impartial basis and without distraction or conflict of interest in the event of the potential termination of Employee's employment under certain circumstances; and

         WHEREAS, Employee is willing, on the terms and subject to the conditions provided in this Agreement, to undertake the management responsibilities contemplated herein, furnish services to Employer as provided herein and be subject to certain employment restrictions and obligations;

         NOW THEREFORE, in consideration of the premises, the covenants, representations and warranties herein contained and other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

         1. Employment Term. This Agreement shall, subject to Section 5 herein, remain in effect from August 19, 1996 (the "Effective Date") until August 19, 1999 (the "Initial Term"), and thereafter automatically renew for one (1) year terms (a "Renewal Term"), unless notice of non-renewal is given by either party to the other party at least ninety (90) days prior to the expiration of any one (1) year Employment Term. Such notice shall be referred to as a "Termination Notice." The Initial Term, together with any Renewal Term, of Employee's employment hereunder shall hereinafter be referred to as the "Employment Term."

         2. Responsibilities and Authority. Employer hereby employs Employee to serve as its Executive Vice President of Finance and Administration. During the Employment Term, Employee shall have the normal duties, responsibilities and authority of the Executive Vice President of Finance and Administration, including without limitation responsibility for certain administrative and financial aspects of the operations of Employer, subject to the power of Employer's Chief Executive Officer and President and the Employer's board of directors (the "Board") to expand or limit such duties, responsibilities, and authority and to override actions of the Executive Vice President of Finance and Administration.





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                 2.1.     Board Representation.  The Employer agrees to appoint
(subject to the approval of a majority of the Board) Employee to Employer's
Board.

         3. Acceptance of Employment. Employee accepts employment by Employer on the terms and conditions herein provided and agrees, subject to the terms of this Agreement, to devote substantially all of his full business time to advance the business of Employer. Employee agrees he will not serve on the Board of any non-affiliate without approval of the Board of Directors. Nothing contained in this Agreement shall be construed so as to prevent Employee from investing his personal assets in such a manner and otherwise engaging in business transactions that will not require a substantial portion of Employee's business time or otherwise interfere with the performance of his duties hereunder, according to the guidelines of the Board.

         4. Compensation and Benefits. As compensation for his services hereunder, Employee shall be entitled to the following amounts.

                 4.1. Base Compensation. Employee shall receive a base cash salary at the aggregate initial rate of $310,000 per annum. Such Base Compensation will be reviewed on January 2, 1998, and annually thereafter, by the Board and its Compensation Committee, and upon recommendation by the Compensation Committee, the Board in its discretion may make appropriate annual adjustments. The compensation received by Employee from time to time pursuant to this Section 4.1 shall be hereinafter referred to as "Base Compensation." The Base Compensation shall be paid in substantially equal semi-monthly installments.

                 4.2. Bonus. In addition to Base Compensation, commencing January 1, 1997, Employee may be entitled to receive annual bonuses (an "Incentive Bonus") equal to (i) thirty-five percent (35%) of Employee's annual Base Compensation based upon Employer meeting consolidated budget and earnings per share objectives; and (ii) fifteen percent (15%) of Employee's annual Base Compensation based upon Employee meeting, in the sole good faith discretion of the Chief Executive Officer and President of Employer, certain written objectives established annually by Employee and the Employer's Chief Executive Officer and President. Such budget and earnings per share objectives shall be exclusive of any acquisitions consummated after the date of this Agreement. In addition to the Incentive Bonuses referenced above, Employer agrees that Employee shall receive a non-recurring special bonus for fiscal years 1997 and 1998 equal to $260,591, which shall be payable to Employee in two (2) equal installments with the first payment being due and payable March 1, 1997 and the final payment being due and payable March 1, 1998, regardless of any earlier termination of employment of Employee, except voluntary termination without Good Reason (as hereinafter defined).

                 4.3. Benefits. Employee shall be entitled to such perquisites as may be agreed to by Employee and Employer, and, in addition, shall be entitled to participate in any plan established by Employer to provide benefits to its employees at the time Employee meets the eligibility criteria established for each plan.




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                 4.4.     Vacation.  Employee shall be entitled to four (4)
weeks of compensated vacation each year, to be taken at times mutually agreed upon between Employee and the Chief Executive Officer and President of Employer and in accordance with Employer's vacation policy.

                 4.5. Beneficiaries. Employee shall have the absolute right to designate the beneficiaries to receive the proceeds of all such employee benefit programs contained herein in the event of Employee's death.

                 4.6.     Acceleration of Payments.

                 4.6.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                          (a)     "Cause" shall mean:

                                  (i)      Employee being determined by the
                 Board to have refused to diligently perform the duties assigned to Employee under this Agreement and not to have remedied the situation within a reasonable period of time after receipt of written notice from Employer specifying the refusal; or

                                  (ii)     Employee having been determined by
                 the Board to have refused to abide by Employer's policies, rules, procedures or directives and not to have remedied the situation within a reasonable period of time after receipt of written notice from Employer specifying the refusal; or

                                  (iii)    Employee's gross negligence,
                 reckless or willful misconduct with respect to the Employer or any of its subsidiaries which results in a material harm to such entity's standing among customers, suppliers, employees and other business relationships; or

                                  (iv) Employee having been found guilty by a court of law of fraud, dishonesty and/or a felony crime.

                          In making any determination described above, the
Board shall act in good faith.

                          Notwithstanding the foregoing, the Employee shall in
no event be deemed to have been terminated for Cause unless and until there shall have been delivered to him a termination notice in the form of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding "Employee") at a meeting of such Board.

                          (b) "Good Reason" shall mean the occurrence of any of the following events without Employee's express written consent:




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                                  (i)      A substantial and adverse change in
                 the Employee's duties, control, authority, status or position, or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Employee, or a loss of title, loss of office, relocation, loss of significant authority, power or control, or any removal of him from or any failure to reappoint or reelect him to such positions, except in connection with the termination of his employment for Cause or Disability (as defined below), or as a result of his Death;

                                  (ii)     Any reduction by Employer in
                 Employee's Base Compensation unless such reduction shall also apply to similarly situated executives of Employer and does not exceed ten percent (10%) per year (unless otherwise agreed to in writing by Employee);

                                  (iii)    Any material breach by Employer of
                 any provisions of this Agreement;

                                  (iv) A material increase in the amount of travel required by Employer of Employee to perform Employee's duties; or

                                  (v) A required relocation by Employer of Employee outside Harris County, Texas.

                          (c) Termination by reason of "Death" or "Total Disability" shall mean termination as defined in Section 5 of this Agreement.

                          (d) A "Change of Control" shall be deemed to have occurred if any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as then in effect, other than Golder, Thoma, Cressey & Rauner, Inc., or any of its affiliates, or any "person" who on that date is a Director or Officer of Employer, is or becomes the "beneficial owner" as defined in Rule 13d-3 under such Act, directly or indirectly, of securities of Employer representing fifty-one percent (51%) or more of the combined voting power of Employer's then outstanding securities, other than pursuant to a transaction or a series of transactions which have been approved by a majority of the disinterested members of the Board of Directors of Employer.

                          (e) "Triggering Event" shall mean: (1) a "Change of Control" as described in paragraph (d) above), and the occurrence of any event listed in Paragraph 4.6.1.(b) (within six (6) months after such "Change in Control"); or (2) the actual termination of this Agreement for any reason other than:

                                  (i)      Employee's voluntary termination
                 (except a voluntary termination for Good Reason as defined herein); or




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                                  (ii)     Termination of employment for Cause;
                 or

                                  (iii)    Termination of employment upon the
                 Death or Total Disability of Employee as defined in Section 5 of this Agreement; or

                                  (iv) Termination of employment at the end of any Employment Term.

                 4.6.2. Occurrence of Triggering Event. In the event of the occurrence of a Triggering Event, Employee shall receive from Employer a lump sum payment equal to two (2) times "Base Compensation" plus the highest Incentive Bonus paid over the previous two (2) years; provided, however, in no event shall such Incentive Bonus be deemed to be less than $155,000 prior to December 31, 1998. In addition to the lump sum severance payment, Employer will continue to provide, at no cost to Employee, for the lesser of (i) two (2) years from the date of termination or (ii) the date on which Employee becomes employed by another party and obtains substantially equivalent coverage through his new employer, the various group health and dental benefits to which Employee is entitled under this Agreement.

                 4.6.3. Time of Payment. All accelerated payments pursuant to Section 4.6.2 shall be paid as promptly as possible but in any event within thirty (30) days after the occurrence of a Triggering Event; but, if the full amount of such accelerated payment is not paid within five (5) business days after the date of the Triggering Event, such amounts shall be evidenced by a promissory note from Employer bearing interest at the rate of ten percent (10%) per annum from the date of the Triggering Event until paid.

                 4.7. Reimbursement of Expenses. Employee will be promptly reimbursed by Employer for all reasonable and necessary expenses ("Reimbursable Expenses") incurred by Employee on behalf of and in connection with the business of Employer.

                 4.8.     Stock Option Awards.

                 4.8.1. Subject to approval of the 1995 Long-Term Incentive Plan Committee (the "LTIP Committee") of Employer, Employee shall be granted on the Effective Date options to purchase seventy thousand (70,000) shares of the Common Stock of Employer pursuant to an option agreement in the form as that which is attached hereto as Exhibit "A," which option agreement shall provide a maximum five (5) year vesting period and an exercise price equal to the closing price of Employer's Common Stock on the date of grant.

                 4.8.2.   In addition to the options referenced in Section
4.8.1 of this Agreement and subject to the approval of the LTIP Committee, Employee shall be granted on the Effective Date a number of shares of restricted Common Stock of Employer equal to $319,700 divided by the closing price of Employer's Common Stock on the Effective Date (the "Restricted Stock") pursuant to a restricted stock agreement. The restricted stock agreement which is attached hereto as Exhibit "B," shall provide (a) $86,875 of such Restricted Stock shall become unrestricted upon the




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completion of eight (8) full months of employment from the Effective Date; and
(b) the remaining $232,825 of such Restricted Stock shall become unrestricted on March 30, 1999.

                 4.9. Severance Payment. In the event this Agreement is not renewed at the expiration of the Initial Term or any Renewal Term, Employee shall be entitled to a lump sum payment equal to six (6) months of his Base Compensation. Such lump sum payment shall be paid to Employee within ten (10) days of the date of expiration of this Agreement.

                 4.10. Parachute Payments. If Employee is liable for the payment of any excise tax (the "Basic Excise Tax") because of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or similar provision, with respect to any payments or benefits received or to be received from Employer or its affiliates, or any successor to Employer or its affiliates, whether provided under this Agreement or otherwise, Employer shall pay to Employee an amount (the "Special Reimbursement") which, after payment by Employee (or on Employee's behalf) of any federal, state and local taxes applicable thereto, including, without limitation, any further excise tax under such Section 4999 of the Code, on, with respect to or resulting from the Special Reimbursement, equals the net amount of the Basic Excise Tax.

         5. Termination. This Agreement may be terminated upon the following terms:

                 5.1. Termination by Reason of Death. In the event of Employee's death ("Death") during the Employment Term, this Agreement will terminate upon the first day of the month following Employee's date of Death.

                 5.2. Termination by Reason of Total Disability. Employer may terminate this Agreement by reason of "Total Disability" upon at least thirty (30) days' notice to Employee. As used herein, "Total Disability" means illness or other physical or mental disability of Employee which shall continue for a period of at least six (6) months in the aggregate during any twelve (12) month period during the Employment Term, which such illness or disability shall make it impossible or impracticable for Employee to perform any of his duties and responsibilities hereunder with whatever reasonable accommodation may be required by applicable law. If a disagreement arises between Employee and Employer as to whether Employee is suffering from "Total Disability," as defined herein, the question of Employee's disability shall be determined by a physician designated by a majority of the Board.

                 5.3. Termination by Employer Without Cause. In addition to actual termination by Employer of Employee's employment without Cause, if Employee's employment is constructively terminated by Employer, Employee's employment shall be deemed to have been terminated without Cause. As used herein, "constructive termination" shall mean any one or more of the events described in Paragraph 4.6.1.(b) above if not remedied by Employer within fifteen (15) business days after receipt by Employer of written notice from Employee of such event of constructive termination.




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                 5.4.     Termination by Employer For Cause.  Employer shall be
entitled to terminate Employee's employment at any time for Cause, as defined by Section 4.6.1.(a). In the event of such termination for Cause, all of Employee's rights and benefits provided for in this Agreement shall terminate, except as to any accrued and unpaid Base Compensation, accrued and unused vacation (not to exceed sixty (60) days) and any benefits or amounts owed for Reimbursable Expenses incurred by Employee prior to such termination. Notwithstanding the foregoing, if Employee, upon receiving notice from Employer of termination for Cause, which such notice shall specify the facts giving rise to the asserted Cause, shall challenge such termination, then and in such event Employee shall be entitled to arbitrate the issue as a "dispute" within the meaning of Section 10 of this Agreement, and in accordance with the provisions thereof, by serving a notice of arbitration within fourteen (14) days after such notice of termination for Cause. Pending the determination of the arbitrators, Employee's employment shall be deemed suspended, and during the period of such suspension Employer shall pay an amount equal to the Base Compensation to which Employee would otherwise be entitled, on a regular periodic basis, into an escrow account with Texas Commerce Bank, N.A. to be maintained at money market interest. The principal and interest thereon shall be paid to Employee if the determination of the arbitrators is favorable to Employee, and to Employer if the determination is favorable to Employer. All benefits to which Employee would otherwise be entitled, including but not limited to medical insurance and life insurance, shall continue to be made currently available to Employee pending the determination of the arbitrators.

         6. Confidential Information. Employee acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of Employer and its affiliates are the property of Employer. Therefore, Employee agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or data without the Board's written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's wrongful acts or omissions to act. Employee agrees to deliver to Employer at the termination of his employment, or at any other time Employer may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control.

         7.      Non-Competition and Non-Solicitation.

                 7.1. Non-Competition. Employee acknowledges that in the course of his employment with Employer he will become familiar with Employer's trade secrets and with other confidential information concerning Employer and that his services will be of special, unique and extraordinary value to Employer. Therefore, Employee agrees that, during the Employment Term and for the lessor of (a) two (2) years after the termination of the Employment Term or
(b) such time as Employer notifies Employee in writing of the termination of the restrictions set forth in this Section 7 (the "Non-Compete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the core businesses of Employer or the core businesses of any of its subsidiaries as such




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businesses exist or are in process on the date of the termination of Employee's employment, within the geographical area in which Employer or its subsidiaries engage. For purposes of this Section 7, "core business" shall mean any business from which Employer or any of its subsidiaries derives in excess of ten percent (10%) of Employer's or any such subsidiary's annual revenues.

                 Notwithstanding anything to the contrary contained in this
Section 7, the Employer may extend the Non-Compete Period for an additional one (1) year period after the expiration of the Non-Compete Period, on the same terms and conditions as set forth herein by: (i) giving Employee written notice of such extension, at least sixty (60) days prior to the expiration of the Non-Compete Period and (ii) by paying Employee a lump sum payment equal to his Base Compensation.

                 7.2. Non-Solicitation. During the Non-Compete Period, Employee shall not directly or indirectly through another entity (a) induce or attempt to induce any employee of Employer or any subsidiary to leave the employ of Employer or such subsidiary, or in any way interfere with the relationship between Employer or any subsidiary and any employee thereof, (b) hire any person who was an employee of Employer or any subsidiary at any time during the Employment Term (other than an employee whose employment is terminated by Employer), or (c) induce or attempt to induce any customer, supplier, licensee, or other business relation of Employer or any subsidiary to cease doing business with Employer or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Employer or any subsidiary.

                 7.3.     Enforcement.  If, at the time of enforcement of
Section 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Employee's services are unique and because Employee has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, Employer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

         8. Notices. Any notice or request to be given hereunder to either party hereto shall be deemed effective only if in writing and either (1) delivered personally to Employee (in the case of a notice to Employee) or to the Secretary of the applicable entity or entities, or (2) sent by certified or registered mail, postage prepaid, to the addresses set forth on the signature page hereof or to such other address as either party may hereafter specify to the other by notice similarly served.

         9. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto, and shall also bind and inure to the benefit of Employee's heirs and legal representatives and any successor or successors of Employer by merger or consolidation and any assignee of all or substantially all of Employer's business and




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properties; except as to any such successor or assignee of Employer, neither this Agreement nor any duties, rights or benefits hereunder may be assigned by Employer or by Employee without the express written consent of Employee or Employer, as the case may be.

         10. ARBITRATION. ANY DISPUTE ARISING HEREUNDER BETWEEN EMPLOYEE AND EMPLOYER WHICH CANNOT BE RESOLVED BY THEM TO THEIR MUTUAL SATISFACTION WITHIN A PERIOD OF TWO (2) WEEKS, UNLESS MUTUALLY EXTENDED, SHALL BE SUBMITTED TO ARBITRATION BY A PANEL OF THREE (3) ARBITRATORS IN HOUSTON, TEXAS, IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE RESULTS OF SUCH ARBITRATION SHALL BE BINDING AND CONCLUSIVE UPON THE PARTIES HERETO, AND JUDGMENT ON THE AWARD MAY BE ENTERED AT THE INSTANCE OF EITHER PARTY IN ANY COURT OF COMPETENT JURISDICTION. THE ARBITRATORS SHALL BE EMPOWERED TO AWARD INTEREST AT A "FLOATING" PRIME RATE, RETROACTIVE TO THE DATE OF BREACH OF THIS AGREEMENT, UPON ANY AWARD AND TO AWARD ARBITRATION COSTS INCLUDING REASONABLE ACTUAL LEGAL FEES, IN THEIR DISCRETION, TO THE PREVAILING PARTY.

         11. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS.

         12. Modification. No modification or waiver of any provision hereof shall be made unless it be in writing and signed by both of the parties hereto.

         13. Scope of Agreement. This Agreement constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings and agreements in effect as of the date of this Agreement.

         14.     Indemnity.

                 14.1. Indemnification Against Suits Other Than Suits Brought by, or in the Right of Employer. Employer shall indemnify and hold harmless Employee from and against any claims, damages, expenses (including, but not limited to, attorneys' fees and other expenses), judgments, fines and amounts paid in settlement in which Employer is a party to the settlement incurred by Employee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Employer) to which Employee is a party or is threatened to be made a party by reason of or arising out of the performance by Employee or Employer of any provision of this Agreement, provided that Employee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Employer, and with respect to any criminal action or proceeding, Employee had not reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or its equivalent shall not of itself, create a presumption that Employee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Employer, or with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.



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                 14.2     Indemnification Against Suits Brought by or in the
Right of Employer. Employer shall indemnify and hold harmless Employee from and against any claims, damages, expenses (including, but not limited to, attorneys' fees and other expenses), judgments, fines and amounts paid in settlement in which Employer is a party to the settlement incurred by Employee in connection with any threatened, pending or completed action, suit or proceeding by or in the right of Employer to which Employee is a party or is threatened to be made a party by reason of or arising out of the performance by Employee or Employer of any provision of this Agreement, provided that Employee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Employer. Employee shall not be entitled to indemnification pursuant to this Section 14.2 in respect of any claim, issue or matter as to which Employee has been adjudged to be liable for negligence or misconduct in the performance of his duty to Employer unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case Employee is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

                 14.3. Procedure for Indemnification. Promptly after receipt by Employee of notice of the commencement of any legal action against Employee in respect of which indemnity or reimbursement may be sought against Employer under this Agreement, Employee shall notify Employer in writing of the commencement thereof. Any indemnification pursuant to Sections 14.1 and 14.2 hereof shall be made by Employer only as authorized in the specific case upon a determination that indemnification of Employee is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections
14.1 and 14.2 hereof. Such determination shall be made by a majority of the Board of Directors of Employer.

                 14.4. Advance Payment of Expenses. Expenses incurred by Employee in defending a civil or criminal action, suit or proceeding may be paid by Employer in advance of the final disposition of such action, suit or proceeding if authorized by the Board of Directors of Employer upon receipt of an undertaking by or on behalf of Employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by Employer pursuant to Section 14 hereof.

                 14.5 Nonexclusivity of Indemnification Provisions. Indemnification pursuant to Section 14 hereof shall be in addition to any other rights which Employee may have under corporate or partnership governance documents, other agreements or applicable law. Notwithstanding any provision hereof to the contrary, Employer shall not be obligated to indemnify Employee hereunder to the extent that Employer is prohibited by law from providing such indemnification.

         15. Severability. To the extent that any provision of this Agreement may be deemed or determined to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not impair or affect any other provision, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be valid and enforceable.




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         IMPORTANT; THIS AGREEMENT CONTAINS VERY IMPORTANT TERMS GOVERNING YOUR
EMPLOYMENT WITH CORESTAFF. SECTION 7 CONTAINS PROVISIONS WHICH AFFECT YOUR ABILITY TO TAKE CERTAIN ACTIONS FOLLOWING THE TERMINATION OF THIS AGREEMENT.
YOU SHOULD FEEL FREE TO SEEK ADVICE FROM YOUR ATTORNEY REGARDING ANY MATTER RELATING TO THIS AGREEMENT.

         BY EXECUTING THIS AGREEMENT, YOU ARE AFFIRMING THAT YOU HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND TO CONSULT WITH YOUR ATTORNEY IF YOU SO DESIRED, THAT YOU UNDERSTAND THE MEANING AND SIGNIFICANCE OF ALL OF ITS PROVISIONS, THAT NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE TO YOU REGARDING YOUR EMPLOYMENT WHICH ARE NOT SET FORTH IN THIS AGREEMENT, AND THAT YOU ARE FREELY SIGNING THIS AGREEMENT TO OBTAIN EMPLOYMENT WITH CORESTAFF.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        EMPLOYER:

                                        CORESTAFF, INC.

                                        By:      /s/ PETER T. DAMERIS
                                                 -------------------------------
                                        Name:    Peter T. Dameris
                                        Title:   General Counsel, Vice President
                                                 and Secretary




                                        EMPLOYEE

                                        /s/ AUSTIN P. YOUNG
                                        ----------------------------------------
                                        AUSTIN P. YOUNG
                                        Address: 6200 Arnot
                                                 Houston, Texas  77007




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